As filed with the Securities and Exchange Commission on April 1, 2008
Registration No. 333- 134081
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	02-0733940
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Alpha Place
P.O. Box 2345
Abingdon, VA 24212
(276) 619-4410
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vaughn R. Groves, Esq.
Vice President and General Counsel
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, VA 24212
(276) 619-4410
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sandra L. Flow, Esq.
Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Plaza
New York, NY 10006
Ph: (212) 225-2494
Fax: (212) 225-3999

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(1)	Offering Price(1)	Fee(2)
Common stock, par value $0.01 per share(3)(4)
Preferred stock, par value $0.01 per share(3)
Warrants(3)
Debt securities(3)

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.

(3)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(4)	An indeterminate number of shares of common stock may be issued from time to time upon conversion of other securities.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134081
SUBJECT TO COMPLETION, DATED APRIL 1, 2008

PROSPECTUS

Alpha Natural Resources, Inc.

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities.

The common stock, preferred stock, warrants and debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is listed on the New York Stock Exchange under the symbol “ANR”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2008.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to our common stock, preferred stock, warrants and debt securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Alpha,” “the Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed on March 6, 2008

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 27, 2008; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on February 2, 2005, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	regulatory and court decisions;

•	competition in coal markets;

•	the geological characteristics of Central and Northern Appalachian coal reserves;

•	availability of skilled employees and other employee workforce factors;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of changes in customer coal inventories;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to mine properties due to defects in title on leasehold interest;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in postretirement benefit obligations;

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	forward sales and purchase contracts not accounted for as a hedge and are being marked to market;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business;

•	disruption in coal supplies;

•	the ability to comply with new safety and health regulations;

•	unfavorable government intervention in, or nationalization of, foreign investments;

•	our third-party suppliers may not deliver coal we purchase; and

•	other factors, including the other factors discussed in “Risk Factors” in our most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

ALPHA NATURAL RESOURCES, INC.

We are a leading Appalachian coal supplier. We produce, process and sell steam and metallurgical coal from eight regional business units, which, as of December 31, 2007, are supported by 32 active underground mines, 26 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately. As of December 31, 2007, we owned or leased 617.5 million tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 82% are low sulfur reserves, with approximately 57% having sulfur content below 1%. Approximately 89% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years. We currently employ 3,640 employees.

Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212 and our telephone number is (276) 619-4410.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

				ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc.
	Alpha Natural Resources, Inc.			and Subsidiaries
	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)(2)	1.81	3.11	2.22	2.24	1.38

(1)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.

(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants and debt securities that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our restated certificate of incorporation and our amended and restated bylaws, which have been filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2004 and Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2006, respectively.

Authorized Capitalization

Our authorized capital stock consists of (1) 100,000,000 shares of common stock, par value $0.01 per share, of which 66,128,148 shares were issued and outstanding as of March 28, 2008, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The following description is qualified in all respects by reference to our restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders.  As of December 31, 2007, there were approximately 240 holders of record of our common stock.

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. Our credit facility and the indenture governing our subsidiaries’ senior notes impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Liquidation Rights.  Upon any dissolution, liquidation or winding up, subject to any rights of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the distribution of assets, our remaining assets and funds will be distributed ratably to the holders of common stock.

Other Matters.  The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. Shares of the capital stock of the Company may be certificated or uncertificated, as provided under the Delaware General Corporation Law (the “DGCL”).

Anti-takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

Our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that except as otherwise provided in our amended and restated bylaws, any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board, our Chief Executive Officer or by resolution of our board of directors and shall be called by our Chief Executive Officer or Secretary upon the written request of at least 10% in interest of the stockholders entitled to vote at the meeting.

Stockholder Action by Written Consent

Our amended and restated bylaws permit stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which the company first mailed its proxy materials for the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to Our Amended and Restated Bylaws

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Our restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Corporate Opportunities

Our restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and entities affiliated with American Metals and Coal International, Inc. (the “AMCI Parties”) and their affiliates. Specifically:

•	None of the AMCI Parties, or the funds or other entities controlled by, or under common control with, them (each a “Control Stockholder”) or any director, officer, member, partner, stockholder or employee of a Control Stockholder (each a “Specified Party”) have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do.

•	Except as noted below, we have renounced any interest or expectancy that we may have in any potential transaction which may be a corporate opportunity for any Control Stockholder or Specified Party, as applicable, on the one hand, and us, on the other hand, and therefore, none of the Control Stockholders or Specified Parties will have any duty to communicate or offer any such corporate opportunity to us, and will be entitled to pursue or acquire such opportunity for itself, and we will have no right in or to any such opportunity. Notwithstanding the prior sentence, we have not renounced any interest or expectancy in any such corporate opportunity that is offered to any Control Stockholder or Specified Party that is also one of our directors, officers, or employees, if (i) such opportunity is expressly offered to such Control Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as our director, officer or employee; (ii) we would be permitted to undertake the opportunity under our restated certificate of incorporation, and (iii) we have sufficient financial resources and are in a line of business to undertake the opportunity.

As of March 28, 2008, the AMCI Parties do not hold any of our outstanding common stock.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “ANR.”

Authorized but Unissued Capital Stock

The DGCL generally does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and an accompanying prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in the related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “Alpha” refer solely to Alpha Natural Resources, Inc. and not its subsidiaries. As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture dated as of April   , 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “senior indenture.” We may issue subordinated debt securities under a separate indenture dated as of April   , 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “subordinated indenture.” The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures.” We refer to Union Bank of California, N.A. as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indentures. The indentures are exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indentures.

General

The debt securities that we may offer under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•	if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indentures;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other senior obligations and effectively junior to all of our secured obligations to the extent of the value of the property securing those obligations. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be as set forth in this prospectus or an accompanying prospectus supplement as described below under “— Provisions Applicable to Subordinated Debt Securities — Subordination of subordinated debt securities.”

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indentures do not contain any covenants or other provisions that would limit our right to incur additional indebtedness. Except as described below, the indentures also do not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indentures will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indentures provide that we shall furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The indentures prohibit us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•	we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indentures on our part to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indentures, and the predecessor corporation shall be released from all obligations and covenants under the indentures and the debt securities.

Events of Default, Notice and Waiver

The indentures provide that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indentures, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•	default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•	default in the observance or performance of any other covenant or agreement contained in the indentures that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in the indentures, which will constitute an event of default when we receive a written notice without any further passage of time);

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

Notwithstanding the paragraph above, for the first 150 days immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that we furnish to the trustee our annual reports and other information presently filed by us under the Exchange Act) or as set forth in the paragraph under the heading, “— Reporting” above, the sole remedy for any such event of default shall be the accrual of additional interest on the debt securities at a rate per year equal to 0.50% of the outstanding principal amount of the debt securities, payable semi-annually at the same time and in the same manner as regular interest on the debt securities. In no event shall additional interest accrue at a rate per year in excess of 0.50% pursuant to the indentures, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. In addition to the accrual of such additional interest, on and after the 150th day immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act or as set forth in the paragraph under the heading, “— Reporting” above, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the debt securities of any series then outstanding, by written notice to us and the trustee, may declare the principal amount of the debt securities of that series and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable.

The indentures provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of any default known to it, unless cured or waived; provided that except in the case of default in the payment of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), or interest or premium, if any, on any debt security of that series, default in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or default in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that the withholding of the notice is in the interests of the holders of debt securities of that series.

The term “default” for the purpose of this provision means any event that is or with the passage of time or the giving of notice or both would become an event of default.

The indentures contain provisions entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indentures at the request of those holders. The indentures provide that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indentures include a covenant that we will file annually within 120 calendar days after the end of each fiscal year with the trustee a certificate of no default or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration if certain conditions are satisfied, or waive any existing default or event of default with respect to the debt securities of that series except a default not yet cured in payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or interest or premium, if any, on any debt security of that series, in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder of each debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or the debt securities of any series or for any remedy thereunder unless:

•	that holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have also made such a written request;

•	that holder or holders have provided indemnity satisfactory to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days of the notice.

However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or premium or interest, if any, on the debt securities or, if applicable, payment or delivery of any consideration due upon conversion or exchange of any debt security on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indentures or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder of debt securities in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indentures as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of debt securities of any series as permitted by the indentures;

•	evidence the assumption of our obligations under the indentures and the debt securities by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indentures;

•	in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•	in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	comply with SEC requirements in order to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

•	any other action to amend or supplement the indentures or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indentures or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, or the rate of interest or the premium, payable upon the redemption of, if any, on any debt security;

•	change the place or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity or prepayment date thereof;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a modification or amendment of the indentures or the debt securities of such series;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a waiver of compliance with any provision of the indentures or the debt securities of such series or a waiver of any default or event of default in respect of debt securities of such series;

•	modify the provisions of the indentures with respect to modification and waiver (including waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder; or

•	any other action to modify or amend the indentures or the debt securities of any series as may be described in the prospectus supplement with respect to such series of debt securities as requiring the consent of each holder affected thereby.

With respect to subordinated debt securities, an amendment, supplement or waiver may not make any change that adversely affects the rights of any holder of such subordinated debt securities without each holder’s consent or any change that adversely affects the rights of any holder of senior debt (as described below) then outstanding unless the holders of such senior debt (or their representative) consent to such change.

Defeasance

The indentures provide that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Thereafter, any such omission shall not be an event of default with respect to the debt securities of that series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, or interest or premium, if any. Our obligations under the indentures and the debt securities of that series other than with respect to those covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of that series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indentures with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all debt securities of that series previously authenticated and delivered under the indentures have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), (ii) except in the case of debt securities of any series that are convertible or exchangeable, will become due and payable at their stated maturity within one year, or (iii) except in the case of debt securities of any series that are convertible or exchangeable, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	we have paid or caused to be paid all other sums payable by us under the indentures with respect to the debt securities of that series; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indentures as to that series have been satisfied.

Regarding the Trustee

Subject to the provisions of Section 311(a) of the Trust Indenture Act regarding the collection of claims against us, the indentures contain certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indentures when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, under the Section 311(b) of the Trust Indenture Act, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indentures;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indentures do not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate that conflict or resign. Union Bank of California, N.A., is acting as the trustee both under the senior indenture and subordinated indenture. Upon a default or an event of default under either or both indentures, a conflict of interest may arise which would require the trustee to resign as trustee from either or both indentures.

Provisions Applicable to Subordinated Debt Securities

General.

The subordinated debt securities will be our unsecured obligations under the subordinated indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of subordinated debt securities” or in the applicable prospectus supplement. The subordinated debt securities will also be effectively subordinated to any of our secured debt, to the extent of the value of the assets securing that debt.

Subordination of subordinated debt securities.

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. As a result, the subordinated debt securities will be effectively subordinated to all of our senior debt and to all debt of our subsidiaries.

“Senior debt” is defined in the subordinated indenture as, with respect to any “person” (as defined in the subordinated indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•	obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•	obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•	renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than holders of the subordinated debt securities.

Deferral of interest payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Alpha Natural Resources Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to the Company’s change in the method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		2.0 million
Accounting Fees and Expenses		0.15 million
Printing Expenses		0.1 million
Blue Sky Fees and Expenses		0.025 million
Trustee, Transfer Agent, and Registrar Fees and Expenses		0.025 million
Rating Agency Fees and Expenses		0.1 million
Miscellaneous		0.1 million

Total		$2.5 million

*	Deferred in reliance on Rule 456(b) and 457(r)

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our restated certificate of incorporation and amended and restated bylaws also provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law; and

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16.	EXHIBITS.

A list of exhibits filed with the registration statement on Form S-3 is set forth in the Exhibit Index and is incorporated into this Item 16 by reference.

Item 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on April 1, 2008.

ALPHA NATURAL RESOURCES, INC.

By:	/s/ Vaughn R. Groves
Name:     Vaughn R. Groves

Title:	Vice President, Secretary and General Counsel

We, the undersigned officers and directors of Alpha Natural Resources, Inc., hereby severally constitute and appoint David C. Stuebe and Vaughn R. Groves, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 1, 2008.

Signature	Title

/s/ Michael J. Quillen Michael J. Quillen	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ David C. Stuebe David C. Stuebe	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

/s/ Eddie W. Neely Eddie W. Neely	Vice President, Assistant Secretary and Controller (Principal Accounting Officer)

/s/ Mary Ellen Bowers Mary Ellen Bowers	Director

/s/ John S. Brinzo John S. Brinzo	Director

/s/ Hermann Buerger Hermann Buerger	Director

Signature	Title

/s/ Kevin S. Crutchfield Kevin S. Crutchfield	Director and President

/s/ E. Linn Draper, Jr. E. Linn Draper, Jr.	Director

/s/ Glenn A. Eisenberg Glenn A. Eisenberg	Director

/s/ John W. Fox, Jr. John W. Fox, Jr.	Director

/s/ Ted G. Wood Ted G. Wood	Director

INDEX TO EXHIBITS

Pursuant to the rules and regulations of the Securities and Exchange Commission, the Company has filed certain agreements as exhibits to this Registration Statement on Form S-3. These agreements may contain representations and warranties by the parties. These representations and warranties were made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in such Company’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply different materiality standards from those that may be viewed as material to investors. Accordingly, these representations and warranties may not describe the Company’s actual state of affairs at the date hereof and should not be relied upon.

Exhibit No.		Description of Exhibit

1	.1**	Underwriting Agreement.
2.1		Asset Purchase Agreement by and between Pittston Coal Company and Dickenson-Russell Coal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.2		Asset Purchase Agreement by and between Pittston Coal Company and Paramont Coal Company Virginia, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.3		Asset Purchase Agreement by and between Pittston Coal Company and Alpha Land and Reserves, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.4		Asset Purchase Agreement by and between Pittston Coal Company and Alpha Coal Sales Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.5		Asset Purchase Agreement by and between Pittston Coal Company and Alpha Terminal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.6		Asset Purchase Agreement by and between Pittston Coal Company and Maxxim Rebuild Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.7		Purchase and Sale Agreement by and among El Paso CGP Company and AMFIRE, LLC dated as of November 14, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.8		Contribution Agreement among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and the Additional Persons listed on the signature pages dated as of March 11, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.9		Purchase and Sale Agreement made and entered into as of January 31, 2003 by and among Alpha Land and Reserves, LLC and CSTL, LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.10		Purchase and Sale Agreement dated as of April 9, 2003 by and between Alpha Land and Reserves, LLC and CSTL LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.11		Purchase and Sale Agreement dated as of April 9, 2003 by and between Dickenson-Russell Coal Company, LLC and WBRD LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit No.	Description of Exhibit

2.12	Letter agreement dated April 9, 2003 among Alpha Natural Resources, LLC, Dickenson-Russell Company, LLC, Alpha Land and Reserves, LLC, CSTL LLC, WBRD LLC, and Natural Resources Partners L.P. (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.13	Asset Purchase Agreement by and among S&M Mining, S&M Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.14	Asset Purchase Agreement by and among DLR Coal Co., DLR Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.15	Asset Purchase Agreement by and between Mears Enterprises, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.16	Internal Restructuring Agreement dated as of February 11, 2005 by and among Alpha Natural Resources, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the FRC Parties named therein, the AMCI Parties named therein, Madison Capital Funding LLC, Alpha Coal Management, LLC and the Management Members named therein (Incorporated by reference to Exhibit 2.16 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.17	Sixth Amendment to Contribution Agreement by and among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 2.17 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.18	Asset Purchase Agreement dated April 14, 2005, by and among Gallup Transportation and Transloading Company, LLC, NATIONAL KING COAL LLC and NKC Acquisition, LLC (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on April 15, 2005.)
2.19	Acquisition Agreement dated as of September 23, 2005 among Alpha Natural Resources, LLC, Mate Creek Energy of W. Va., Inc., Virginia Energy Company, the unitholders of Powers Shop, LLC, and the shareholders of White Flame Energy, Inc., Twin Star Mining, Inc. and Nicewonder Contracting, Inc. (the “Acquisition Agreement”) (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on September 26, 2005.)
2.20	Membership Unit Purchase Agreement dated as of September 23, 2005 among Premium Energy, LLC and the unitholders of Buchanan Energy Company, LLC (the “Membership Unit Purchase Agreement”) (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on September 26, 2005.)
2.21	Agreement and Plan of Merger dated as of September 23, 2005 among Alpha Natural Resources, Inc., Alpha Natural Resources, LLC, Premium Energy, LLC, Premium Energy, Inc. and the shareholders of Premium Energy, Inc. (the “Premium Energy Shareholders”) (the “Merger Agreement”) (Incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on September 26, 2005.)
2.22	Indemnification Agreement dated as of September 23, 2005 among Alpha Natural Resources, Inc., Alpha Natural Resources, LLC, Premium Energy, LLC, the other parties to the Acquisition Agreement, the Premium Energy Shareholders, and certain of the unitholders of Buchanan Energy Company, LLC (Incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on September 26, 2005.)
2.23	Letter Agreement dated of as September 23, 2005 among Alpha Natural Resources, Inc., Alpha Natural Resources, LLC, Premium Energy, LLC and the other parties to the Acquisition Agreement, the Membership Unit Purchase Agreement and the Merger Agreement (Incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on September 26, 2005.)

Exhibit No.		Description of Exhibit

2.24		Letter Agreement dated October 26, 2005 (the “Letter Agreement”) among Alpha Natural Resources, Inc., Alpha Natural Resources, LLC, Premium Energy, LLC, Premium Energy, Inc. and the Sellers Representative named therein amending certain provisions of (i) the Acquisition Agreement dated September 23, 2005, among certain parties to the Letter Agreement and certain other parties named therein, (ii) the Agreement and Plan of Merger dated September 23, 2005, among the parties to the Letter Agreement and certain other parties named therein and (iii) the Indemnification Agreement dated September 23, 2005, among the parties to the Letter Agreement and certain other parties named therein. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on October 31, 2005.)
2.25		Assignment of Rights Under Certain Agreements executed as of October 26, 2005 among Alpha Natural Resources, LLC, Mate Creek Energy, LLC, Callaway Natural Resources, Inc., Premium Energy, LLC and Virginia Energy Company, LLC (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on October 31, 2005.)
3.1		Restated Certificate of Incorporation of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
3.2		Amended and Restated Bylaws of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 1, 2007.)
3	.3**	Form of Certificate of Designation of Preferred Stock
4.1		References are hereby made to Exhibits 3.1, 3.2, and 3.3
4.2		Form of certificate of Alpha Natural Resources, Inc. common stock (Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 10, 2005.)
4	.3**	Form of certificate of Alpha Natural Resources, Inc. preferred stock
4	.4**	Form of Warrant Agreement
4	.5**	Form of Warrant Certificate
4	.6*	Form of Indenture among Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.
4	.7*	Form of Subordinated Indenture among Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.
4	.8**	Form of Debt Security
4.9		Indenture dated as of May 18, 2004 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
4.10		First Supplemental Indenture dated as of February 1, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
4.11		Second Supplemental Indenture dated as of March 30, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
4.12		Third Supplemental Indenture dated as of October 26, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., Alpha NR Holding, Inc., ANR Holdings, LLC, the Guarantors party thereto, the Guaranteeing Subsidiaries party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on October 31, 2005.)

Exhibit No.		Description of Exhibit

4.13		Fourth Supplemental Indenture dated as of January 3, 2006 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., Alpha NR Holding, Inc., the Guarantors party thereto, the Guaranteeing Subsidiaries party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-129030) filed on January 9, 2006.)
4.14		Fifth Supplemental Indenture dated as of May 1, 2006 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the existing Guarantors, Wells Fargo Bank, N.A., as Trustee, and Progress Land Corporation (Incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of Alpha Natural Resources, Inc. (File No. 1-32423) filed on August 18, 2006.)
4.15		Sixth Supplemental Indenture dated as of January 10, 2007 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the existing Guarantors, Wells Fargo Bank, N.A., as Trustee, Palladian Holdings, LLC and Palladian Lime, LLC (Incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 1, 2007.)
4	.16*	Seventh Supplemental Indenture dated as of July 12, 2007 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the existing Guarantors, Wells Fargo Bank, N.A., as Trustee, and Cobra Natural Resources, LLC
5	.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP
12	.1*	Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23	.1*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23	.2*	Consent of KPMG LLP
24	.1*	Powers of Attorney (included in signature page of this Registration Statement)
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Union Bank of California, N.A. as Trustee under the Indenture among Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.
25	.2*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Union Bank of California, N.A. as Trustee under the Subordinated Indenture among Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.

*	filed herewith.

**	to be filed by post-effective amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.